Exhibit 99.1
Important News Regarding the Clear Channel Stock Fund
Clear Channel Communications, Inc. 401(k) Savings Plan (the “Plan”) – Notice of Blackout Period for The Clear Channel Communications Stock Fund
July 18, 2008
If you have invested any of your retirement assets held under the Clear Channel Communications, Inc. 401(k) Savings Plan (the “Plan”) in the Clear Channel Communications, Inc. Common Stock Fund (the “Stock Fund”), this notice is to inform you that you will experience a “blackout period” with respect to the cash proceeds (“Cash Proceeds”) to be received by your account from the sale of Clear Channel common stock in connection with the merger of Clear Channel Communications, Inc. (the “Company”) with BT Triple Crown Merger Co. As previously announced, BT Triple Crown Merger Co., Inc. will merge with and into Clear Channel Communications, Inc., and Clear Channel will be the surviving corporation and will become an indirect subsidiary of CC Media Holdings, Inc. (the “Merger”). Neither Clear Channel common stock nor CC Media Holdings stock will be listed on any securities exchange after the Merger. As a result, the Clear Channel Communications, Inc. Retirement Benefits Committee (the “Retirement Benefits Committee”) has determined that a Company Stock Fund will not be offered as an investment option in the Plan going forward after the Merger. Each share of Company stock held in the Stock Fund is expected to be exchanged for $36.00 in cash. The Merger and the blackout period for the Stock Fund are contingent on shareholder approval of the transaction at a special meeting of the Company’s shareholders on July 24, 2008, and the satisfaction of other closing conditions.
This Notice is to inform you that, in connection with the Merger, you temporarily will be unable to invest new funds, direct or diversify the assets in your individual account that are invested in the Stock Fund or obtain a loan or a distribution involving the assets invested in the Stock Fund. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning as well as your overall financial plan.
This notice does not relate to your account balance in other funds under the Plan. The blackout only affects amounts invested in the Stock Fund and the Cash Proceeds received thereon. Your other assets in the Plan will not be affected, and you will continue to be able to change your contribution percentage, direct and diversify investments in your other individual accounts, obtain a loan from the Plan, and obtain a distribution from the Plan (whether for hardship or on account of termination of employment) with respect to these other assets.
We expect the Merger to close on July 30, 2008. The Stock Fund will remain open to all participant transactions available under the Plan until the close of trading on July 28, 2008. The blackout period will begin at that time and is expected to end as soon as administratively possible after the Trustee receives the Cash Proceeds. Upon the commencement of the blackout period, participants will be unable to initiate any transactions involving the Stock Fund, including distributions of or loans from amounts you have directed to the Stock Fund, additional investments in the Stock Fund or intra-fund diversification transfers to or from the Stock Fund until the Cash Proceeds have been received and the reinvestment of the Merger proceeds is completed. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of the temporary inability to direct or diversify the portion of your account balance attributable to the Cash Proceeds in the Stock Fund during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. There is always a risk that the Merger will not close. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. In the event the Merger does not close, there could be a substantial change in the price of Company stock during the blackout period and you would not be able to direct the sale of assets in the Stock Fund during the blackout period.
At the time the Cash Proceeds are received by the Plan trustee, the Cash Proceeds and any continuing election in a participant’s account to invest future contributions into the Stock Fund will be invested in the Spartan U.S. Equity Index Fund, until such time as a participant provides alternative investment directions. The reinvestment of the Cash Proceeds will be processed and the blackout period will end as soon as administratively possible after the Cash Proceeds are received by the Trustee of the Plan.
Effects of Merger on the Clear Channel Stock Fund
Immediately prior to the Merger and during the transition of the funds into the Spartan U.S. Equity Index Fund, these assets temporarily will be restricted from certain transactions (including distributions and intra-fund transfers). This temporary restriction is expected to begin on the close of trading on July 28, 2008. Once the Merger is complete and the Cash Proceeds are received, those assets will be invested in the Spartan U.S. Equity Index Fund. This transfer will occur as soon as administratively possible.
Federal law generally requires that that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, this rule does not apply when events that were unforeseeable or circumstances beyond the reasonable control of the plan administrator prevent the full 30 day notice from being provided. The Retirement Benefits Committee was unable to furnish 30 days notice because the Merger is subject to shareholder approval and the Merger closing date is outside the control of the Retirement Benefits Committee. The consummation of the Merger or any change in the previously announced Merger closing date will be subject to a public announcement. If you have any questions concerning this notice or whether the blackout period has started or ended, please contact the Clear Channel Retirement Benefits Department at 1-210-832-3800/01/03 or via 401k@clearchannel.com, between the hours of 8:00 a.m. and 5:00 p.m. CT or you can contact Fidelity Investments.
How to Contact Fidelity Investments
To make a change or if you have questions, you can visit Fidelity NetBenefits® at www.401k.com or call the Fidelity Retirement Benefits Line at 1-800-835-5095 between 8:30 a.m. and 8:00 p.m. in your local time zone Monday through Friday (excluding New York Stock Exchange holidays).